VBI Vaccines to Present New Preclinical Data for its GBM Immunotherapy,

VBI-1901, at The Immuno-Oncology Summit

●	IND-enabling data, including restimulation of CMV-specific T-cell immunity in Rhesus Macaques
●	Mechanistic data demonstrating VBI-1901 stimulates innate immunity
●	Data presentation Wednesday, Aug. 30

CAMBRIDGE, Mass. (Aug. 28, 2017) – VBI Vaccines Inc. (Nasdaq: VBIV) (TSX: VBV) (VBI), today announced that David Anderson, Ph.D., Chief Scientific Officer of VBI, will present new preclinical data demonstrating the mechanism by which VBI-1901 stimulates CMV-specific immunity in monkeys at The Immuno-Oncology Summit in Boston on Wednesday, Aug. 30, 2017. VBI-1901 is a novel immunotherapy developed using VBI’s eVLP technology to target CMV-positive (CMV+) tumors, including glioblastoma multiforme (GBM), the company’s lead immuno-oncology program.

Dr. Anderson will present data in animal models which highlights VBI-1901’s ability to stimulate innate immunity, in turn enhancing the ability to restimulate CMV-specific T-cell immunity. In a preclinical study, CMV+ Rhesus Macaques were given VBI-1901 combined with granulocyte-macrophage colony-stimulating factor (GM-CSF), an adjuvant that recruits dendritic cells to the site of immunization and seeks to enhance immunity. After two doses, boosting of CMV-specific T-cell responses were seen in all animals, an observation consistent with other recent anti-CMV dendritic cell vaccine clinical studies against GBM where meaningful improvement in overall survival was observed.

“Broad evidence, both in preclinical research studies and in several human clinical trials, supports CMV as a cancer immunotherapeutic target and suggests that a CMV-based vaccine which can harness dendritic cells to re-stimulate CMV-specific T-cells has potential to confer positive clinical outcomes,” said Dr. Anderson. “Additionally, a growing body of research has demonstrated that multiple tumors, including GBM, are susceptible to infection by CMV and can thus be targeted with CMV-specific immunity. We are very encouraged by these preclinical data, which support the Phase 1/2a clinical trial the company expects to initiate soon.”

The FDA recently accepted VBI’s IND for VBI-1901. VBI expects to initiate enrollment in a multi-center Phase I/2a clinical study evaluating VBI-1901 in patients with recurrent GBM in the second half of 2017.

GBM Program Background

Glioblastoma is among the most common and aggressive malignant primary brain tumors in humans. In the U.S. alone, 12,000 new cases are diagnosed each year. The current standard of care for treating GBM is surgical resection, followed by radiation and chemotherapy. Even with aggressive treatment, GBM progresses rapidly and is exceptionally lethal, with median patient survival of less than 16 months.

Targeted immunotherapy may provide a promising adjunct or alternative to conventional GBM treatment. Immunotherapy is a fundamentally different way of treating cancer that stimulates the patient’s immune system to resume its attack on tumors. While conventional therapies are non-specific and may damage surrounding normal tissues, targeted immunotherapy may offer a highly specific and potentially long-lasting treatment approach that leverages the immune system to protect against cancer.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	1

Developing a broadly applicable GBM immunotherapy requires the identification of antigens that are consistently expressed on GBM tumor cells. Recent research has demonstrated that an anti-CMV dendritic cell vaccination regimen may extend overall survival in patients with GBM. Thus, effective targeting of CMV antigens may represent an attractive strategy for a GBM immunotherapy.

To learn more about VBI’s GBM immunotherapy program, visit: http://www.vbivaccines.com/gbm/

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac™, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac is approved for use in Israel and 14 other countries. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma multiforme (GBM). VBI is also advancing its LPV™ Thermostability Platform, a proprietary formulation and process that enables vaccines and biologics to preserve stability, potency, and safety. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

●	Website Home: http://www.vbivaccines.com/
●	News and Insights: http://www.vbivaccines.com/wire/
●	Investors: http://www.vbivaccines.com/investors/

VBI Contact

Perri Maduri, Communications Executive

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

VBI Media Contact

Matt Middleman, M.D.

LifeSci Public Relations

Phone: (646) 627-8384

Email: matt@lifescipublicrelations.com

VBI Investor Contact

Nell Beattie

Director, Corporate Development and Investor Relations

Email: IR@vbivaccines.com

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	2

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2017, and filed with the Canadian security authorities at sedar.com on March 24, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	3